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                        [BDO Seidman, LLP Letterhead]





                                              November 24, 1997



Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Amendment to Form 8-K for the change in accountants, to be filed by our former client, Gilman & Ciocia, Inc. We agree with the statements made in response to that
Item insofar as they relate to our Firm, except as it relates that the following:

We are not aware of any matters that were discussed at the company's audit committee meetings, referred to in the Form 8-K.


                                              Very truly yours,


                                              /s/ BDO SEIDMAN, LLP
                                              ----------------------
                                              BDO Seidman, LLP